Exhibit 99.1

Investor Relations

712.732.4117

Meta Financial Group, Inc. ® Reports 2010 First Quarter Results and Recent Developments

Net Income Increases 77% over Prior Year

Highlights for the fiscal 2010 first quarter ended December 31, 2009

• Meta Financial Group (MFG) 2010 first quarter net income was $1.2 million compared to $0.7 million for the same period last year

• Meta Payment Systems (MPS) 2010 first quarter net income was $0.9 million with non-interest income up 29%

• Traditional Bank segment 2010 first quarter net income reached $0.5 million compared to a net loss of $1.0 million for the same period last year

• MPS deposits at quarter end were up $124.9 million, or 27%, over same period last year

Subsequent events

• MFG completed two common stock private placements raising $8.9 million on the sale of 415,000 shares representing 13.5% of our current outstanding shares.  The share sales were priced at recent market prices.

• This new capital will be deployed immediately to support MPS growth as several significant new sponsorship programs are being added and other current programs are being expanded.

• Current season income tax-related programs are trending positively and reflect revenue expansion in the new refund transfer (RT) program.

• MPS completed a strategic restructuring that resulted in a reduction of 47 positions and a refocusing of the division’s resources on its core businesses, producing better alignment with its large business-to-business clients.  The move will also yield significant cost savings during the 2010 fiscal year with no net impact on current revenue streams.

STORM LAKE, IOWA – (February 9, 2010) Meta Financial Group (Nasdaq: CASH - NEWS; the Company) reported net income for the 2010 first quarter of $1.2 million or 45 cents per diluted share compared to $0.7 million or 26 cents per diluted share for the 2009 first quarter.  The current quarterly earnings results were primarily driven by a $4.4 million increase in fee revenue from MPS, a $1.9 million gain on the sale of securities available for sale, and partially offset by a loan loss provision expense increase of $2.6 million.  The provision expense was primarily related to a larger income tax-related loan program, as compared to the prior year, which will produce most of the program’s earnings in the March 2010 quarter.  President and Chief Executive Officer J. Tyler Haahr commented, “We are very pleased with our first quarter results across the entire enterprise as the Company’s core businesses — retail banking and payment systems were profitable.  These encouraging results, coupled with an $8.9 million addition to capital in January, new and expanded business relationships to profitably utilize the capital, and a program to reduce operating expenses by nearly $5 million annually, cause us to be optimistic about our ongoing performance.  In addition, we continue to expect, as stated in our 2009 annual report that as the economy improves and interest rates rise, our low-cost deposit base will become more valuable and lead to increased earnings.”

Haahr said the previously announced capital raises were accomplished through two common stock private placements priced at recent market value, noting that similar transactions by other issuers have been priced at a 20% to 40% discount to share price.  The investments are passive in nature and do not include any board positions or management rights, Haahr pointed out.  “While many other institutions have augmented capital with the U.S. Treasury’s TARP program, we elected to forego that route given our access to this less expensive and less burdensome alternative.”

The Company believes that restructuring-related cost savings will result from reorganizing its Meta Payment Systems division to concentrate the unit’s activities on its fundamental business-to-business servicing and to discontinue certain product development efforts.  Further, the Company expects that the recent capital raises will support its balance sheet growth associated with the significant additional no-cost deposits resulting from expanding several existing relationships and advancing implementation of opportunities in the pipeline.  The Company anticipates that revenue momentum will be maintained and earnings capacity will be enhanced through the reduction of the Company’s operating expenses.

	Three Months Ended
Summary Financial Data *	12/31/09	9/30/09	12/31/08
Net Interest Income — millions	$7.3	$7.1	$6.2
Non Interest Income — millions	22.0	13.9	15.5

Net Income (Loss) — millions	1.2	(0.7)	0.7
Diluted earnings (loss) per share	0.45	(0.28)	0.26

Net interest margin	3.33%	3.52%	3.49%
Non-performing assets - % of total assets	1.65%	1.76%	1.98%

MPS active cards — millions	22.7	18.5	17.9
MPS transaction volume — billions	$3.9	$3.0	$2.4

* See a more detailed Financial Highlights table at the end of this document.

Financial Summary

Revenue

Total revenue (interest income plus non-interest income) for the 2010 first quarter reached $31.1 million compared to $24.3 million for the same quarter last year.  The growth for the quarter was primarily driven by increased MPS fee revenue of $4.4 million and a $1.9 million gain on the sale of securities available for sale.  Interest income increased by $0.3 million or 4%.

Net Interest Income

Net interest income for the 2010 first quarter was $7.3 million, up $1.1 million or 18% from the same quarter last year.  Net interest margin contracted to 3.33% for the 2010 first quarter as compared to 3.49% for the same quarter last year.  Overall, asset yields declined by 81 basis points due to a lower average yield in the  investment portfolio as a result of the lower rate environment and a continued strategy to more heavily weight low-risk investments.

Overall cost of funds for all deposits and interest-bearing liabilities decreased by 59 basis points from 1.40% in the 2009 quarter to 0.81% in 2010.  As of December 31, 2009, low- and no-cost checking deposits represented 82% of total deposits compared to 76% one year earlier.  The increase was driven by growth of $124.9 million, or 27%, in MPS deposits, as of the end of the quarter, as compared to one year earlier.

The Company’s average earning assets for the 2010 first quarter grew by $169.1 million, or 24%, to $871.3 million from $702.2 million during the same quarter last year.  The increase is primarily the result of the increase in the Company’s mortgage-backed securities portfolio.

The Company’s average total deposits and interest-bearing liabilities for the 2010 first quarter increased $131.3 million, or 18%, to $860.0 million from $728.6 million for the same period last year.  The increase resulted mainly from an increase in MPS non-interest bearing deposits.

Non-Interest Income

2010 first quarter non-interest income of $22.0 million increased $6.5 million, or 42%, over the same quarter for 2009.  MPS fee income grew by $4.4 million or 29% due to the expansion of existing prepaid card and credit programs.  Fee income was reduced by a decline in the average net realizable value of rebate cards for one program.  MPS first quarter non-interest income increased from the 2009 fourth quarter by $6.0 million or 44%.

Non-Interest Expense

Non-interest expense grew $4.2 million, or 23%, to $22.8 million for the 2010 first quarter as compared to the same period in fiscal 2009.  The bulk of the increase occurred in variable card processing expense that moves in line with revenue and to a lesser extent, personnel-related expense at MPS.

Card Processing expense for the 2010 first quarter was $8.4 million, or 59%, higher than the same period in 2009, primarily due to increased sales and transaction volumes from the expansion of existing prepaid and credit programs at MPS.  Processing expense increases are attributable to settlement, network, and operating platform functions.

Compensation expense was $8.7 million for the 2010 first quarter, up $1.3 million or 16% from the same period in 2009.  While staff was added to support and develop new business opportunities as well as the expansion of current, proven client programs within MPS, management has focused on leveraging existing resources wherever feasible.  As a point of comparison, 2009 first quarter compensation expense increased by 30% over the same period in 2008.  Additionally, the aforementioned reduction in staffing will further improve the division’s efficiency.

Credit Quality

Retail Bank credit quality remained relatively unchanged compared to the prior quarter ended September 30, 2009.  30+ day loan delinquencies at December 31, 2009 were 5.0% of total loans compared to 3.6% at September 30, 2009.  Non-performing loans at December 31, 2009 were $13.9 million representing 3.2% of total loans compared to $12.6 million, or 3.2% of total loans at September 30, 2009.

Non-performing assets at December 31, 2009 were $15.2 million representing 1.7% of total assets compared to $14.7 million, or 1.8% at September 30, 2009.

Loans

Total loans, net of allowance for loan losses, increased $28.3 million, or 7%, to $419.9 million during the three months ended December 31, 2009.  This increase primarily relates to an increase of $48.7 million in MPS tax-related loans. A partial offset is related to an increase in the allowance for loan losses of $5.2 million.  Overall, real estate loans decreased by $4.2 million and commercial operating loans decreased by $5.2 million.  Net loan growth for the retail bank is expected to continue to be relatively flat during the near term.

Deposits and Other Liabilities

The Company continues to expand its low- and no-cost deposit portfolio as a result of growth in existing programs at MPS.  Total MPS deposits were up $169.9 million, or 40%, at December 31, 2009, as compared to September 30, 2009.  This increase results from prepaid card organic growth across several product verticals and seasonality.  The Company reduced its advances and other borrowings by $72.8 million during the three months ended December 31, 2009, primarily due to the growth of deposits.

Business Segment Performance

Meta Payment Systems

For the 2010 first quarter, MPS recorded net income of $0.9 million, or 34 cents per diluted share, as compared to net income of $1.9 million, or 72 cents per diluted share for the same period last year.

MPS 2010 first quarter revenue grew by 27%, from $18.0 million in fiscal 2009 to $22.9 million in 2010, notwithstanding a 78 basis point reduction in the average transfer pricing yield received for its deposits from 2.46% in 2009 to 1.68% in the 2010 period. The interest income effect of this rate decrease was $1.0 million and was partially offset by a $0.1 million increase due to higher deposit balances.

Loan loss provision expense increased by $2.3 million over the prior year quarter primarily due to a larger pre-season tax-related loan program.  The provision expense was consistent with expectations and precedes the majority of revenues which will be recorded in the March 2010 quarter.  A small portion of the increase, $0.3 million, relates to origination growth in the successful iAdvance credit program.

Non-interest income for the quarter increased from $15.1 million in fiscal 2009 to $19.5 million, or 29%, in 2010.  The growth was spread among prepaid and credit programs.

Current 2010 first quarter non-interest expenses increased by $4.4 million, or 33%, due to volume-driven increases in program support costs and investments in operational infrastructure, over the previous year first quarter.

Traditional Banking

The Traditional Banking segment recorded net income of $0.5 million, or 17 cents per diluted share, for the first quarter of fiscal year 2010, compared to a net loss of $1.0 million, or 37 cents per diluted share for the same period last year.  2010 first quarter results benefited from an increase in non-interest income of $1.8 million from the prior year period and net interest income increased by $0.6 million while expenses declined by $0.1 million.

Other Information

MetaBank continues to meet and exceed all federal regulatory requirements for classification as a well-capitalized institution.

This press release and other important information about the Company are available at http://www.bankmeta.com.

Corporate Profile: Meta Financial Group, Inc. ®, (doing business as Meta Financial Group) is the holding company for MetaBankTM and Meta Trust Company®.  MetaBankTM is a federally-chartered savings bank with four market areas: Northwest Iowa Market, Brookings Market, Central Iowa Market, Sioux Empire Market; and the Meta Payment Systems® prepaid card division.  Twelve retail banking offices and one administrative office support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota.

The Company, and its wholly-owned subsidiaries, MetaBankTM and Meta Trust®, may from time to time make written or oral “forward-looking statements,” including statements contained in its filings with the Securities and Exchange Commission, in its reports to shareholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control.  Such statements address, among others, the following subjects:  future operating results; customer retention; loan and other product demand; important components of the Company’s balance sheet and income statements; growth and expansion; new products and services, such as those offered by MPS or MetaBank; credit quality and adequacy of reserves; technology; and our employees.  The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements:  the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board, as well as efforts of the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, interest rate, market, and monetary fluctuations; the timely development of and acceptance of new products and services offered by the Company as well as risks (including litigation) attendant thereto and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third-party vendors; the significant portion of the Company’s revenues that are derived from income tax-related programs; the impact of changes in financial services’ laws and regulations; technological changes, including but not limited to the protection of electronic files or databases; acquisitions; litigation risk in general, including but not limited to those risks involving the MPS division; the growth of the Company’s business as well as expenses related thereto; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default.

The foregoing list of factors is not exclusive.  Additional discussions of factors affecting the Company’s business and prospects are contained in the Company’s periodic filings with the SEC.  The Company expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries.

Financial Highlights

Consolidated Statements of Financial Condition

(Dollars In Thousands)	December 31, 2009	September 30, 2009
Assets
Cash and cash equivalents	$82,907	$6,177
Investments and mortgage-backed securities	339,376	364,838
Loans receivable, net	419,911	391,609
Other assets	73,951	72,153
Total assets	$916,145	$834,777

Liabilities
Deposits	$810,505	$653,747
Other borrowings	44,022	116,796
Other liabilities	15,063	16,889
Total liabilities	869,590	787,432

Shareholders’ equity	46,555	47,345
Total liabilities and shareholders’ equity	$916,145	$834,777

Consolidated Statements of Income

	For the 3 Months
	Ended December 31:
(Dollars In Thousands, Except Share and Per Share Data)	2009	2008

Interest income	$9,064	$8,727
Interest expense	1,745	2,566
Net interest income	7,319	6,161
Provision for loan losses	4,691	2,129

Net interest income after provision for loan losses	2,628	4,032
Non-interest income	22,038	15,535
Non-interest expense	22,803	18,552

Income before income tax expense	1,863	1,015
Income tax expense	671	342

Net income	$1,192	$673

Earnings per common share
Basic	$0.45	$0.26
Diluted	$0.45	$0.26

Selected Financial Information

	2009	2008
For the 3 Months Ended December 31,
Return on average assets	0.52%	0.34%
Return on average equity	9.59%	6.03%
Average shares outstanding for diluted earnings per share	2,674,204	2,597,655

	December 31, 2009	September 30, 2009
At Period Ended:
Equity to total assets	5.08%	5.67%
Book value per common share outstanding	$17.61	$17.97
Tangible book value per common share outstanding	$16.66	$17.13
Common shares outstanding	2,643,727	2,634,215
Non-performing assets to total assets	1.65%	1.76%

Meta Financial Group, Inc. ® \ 121 East Fifth Street \ P.O. Box 1307 \ Storm Lake, Iowa 50588